EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Dan Spaulding (616) 878-8339

SPARTAN STORES IN DISCUSSIONS WITH SEAWAY FOOD TOWN

        Grand Rapids, Mich., March 13, 2000--Spartan Stores, Inc. today announced that it is engaged in merger negotiations with Toledo-based Seaway Food Town, Inc. (NASDAQ:SEWY). The proposal under discussion would result in a merger of Seaway into a wholly owned subsidiary of Spartan. Under the terms of the proposal, each Seaway share would be converted into the right to receive $5.00 in cash and one share of Spartan common stock. Spartan shareholders would receive an additional 0.336 share of Spartan common stock for each share of Spartan common stock. There can be no assurance that the parties will reach a definitive agreement with respect to this transaction. Any transaction would be subject to approval by shareholders of both companies and other customary conditions. It is anticipated that Spartan's shares would become publicly traded upon completion of the transaction.

        Spartan Stores does not intend to issue further statements regarding this matter until an agreement is executed or discussions are terminated.

        Spartan Stores, Inc. is a Grand Rapids, Michigan-based grocery retailer and wholesaler, providing products and services to 450 supermarkets in Michigan, Indiana and Ohio. Spartan's subsidiary companies include: Family Fare, Inc., which owns and operates 47 supermarkets in Michigan; L&L/Jiroch, J. F. Walker Company, Inc. and United Wholesale Grocery Company, which supply products to over 9,200 convenience stores in the Midwest; and Shield Insurance Services, which provides a full line of business and personal insurance offerings.

        Seaway Food Town is a leading food and drug retailer operating 73 units--47 Food Town Supermarkets and 26 deep discount drugstores operating under the name of The Pharm. All stores are located in northwestern and central Ohio and southern Michigan.

        This release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Potential risks and uncertainties include, but are not limited to, the results of the respective parties due diligence investigations, the ability of the parties to reach a mutually acceptable merger agreement and other factors.

        If an agreement is reached, the parties will be required to file documentation with the Securities and Exchange Commission concerning the transaction. WE URGE INVESTORS TO READ THE PROSPECTUS/JOINT PROXYSTATEMENT AND ANY

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page 2/Spartan Stores News Release

OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. In addition, documents filed with the SEC by Spartan Stores will be available free of charge by directing a request to the Secretary of Spartan Stores, Inc. at 850 76th Street S.W., P.O. Box 700, Grand Rapids, Michigan 49518.

        Spartan Stores, its directors, executive officers and certain other members of Spartan Stores' management and employees may be soliciting proxies from Spartan Stores shareholders in favor of the merger transaction. Information concerning the participants will be set forth in the Prospectus/Joint Proxy Statement when it is filed with the SEC.

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